Exhibit 10.32

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

FIVE BELOW, INC.
COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS
(Effective September 29, 2020)

1.	ANNUAL CASH AND STOCK COMPENSATION

•Eligible Directors: Each member of the Company’s Board of Directors (the “Board”) who is not an employee of the Company (a “Non-Employee Director”).

•Annual Cash Retainer. Each eligible director shall receive $70,000 annually paid in arrears for each fiscal quarter. Such quarterly amount shall be appropriately prorated for partial service in any fiscal quarter.

◦ Additional Annual Retainers for Chairs of Committees who are Eligible Directors: $25,000 annually for the Audit Committee and the Compensation Committee and $20,000 annually for the Nominating and Corporate Governance Committee, in each case paid quarterly in arrears together with the annual retainer for all eligible directors. Such quarterly amounts shall be appropriately prorated for partial service of an eligible director in any fiscal quarter.

◦ Additional Annual Retainer for the Non-Executive Chairman of the Board: $80,000 annually for the non-executive Chairman of the Board, if any, paid quarterly in arrears together with the annual retainer for all eligible directors. Such quarterly amount, if any, shall be appropriately prorated for partial service in any fiscal quarter.

◦ Stock in lieu of Retainers: Prior to the end of the fiscal quarter with respect to which such cash retainer relates, an eligible director may elect, in lieu of the cash retainer, to receive fully vested shares of the Company’s common stock (“Shares”) having a Fair Market Value (as such term is defined under the Five Below, Inc. Amended and Restated Equity Incentive Plan (the “Plan”)) equal to the amount of the foregone retainer for such period. Any such elected Shares will be delivered on or about the last day of the fiscal quarter with respect to which the foregone cash retainer relates. Any fractional Shares will be paid in cash.

• Annual Equity Award. At each annual meeting of shareholders of the Company, each eligible director will receive a restricted stock unit award having a Fair Market Value equal to $140,000.

• Initial Annual Equity Award. If an eligible director joins the Board at least 90 days prior to the scheduled date of the Company’s next annual meeting of shareholders or, if such meeting has not been scheduled at such time, the anniversary date of the Company’s last annual meeting of shareholders (as applicable, the “Meeting Date”), such eligible director will receive an initial grant of restricted stock units having a Fair Market Value equal to $140,000, appropriately prorated based on the number of days from such director’s commencement of service as a director until the Meeting Date over 365.

• Additional Equity Award for the Non-Executive Chairman of the Board. At the time that the Annual Awards are made, the non-executive Chairman of the Board, if any, will receive an additional restricted stock unit award having a Fair Market Value equal to $150,000.

• Initial Additional Equity Award for the Non-Executive Chairman of the Board. If a person becomes the non-executive Chairman of the Board at least 90 days prior to the Meeting Date, such non-executive Chairman of the Board will receive an initial grant of restricted stock units having a Fair Market Value equal to $150,000, appropriately prorated based on the number of days from such person’s commencement of service as the non-executive Chairman of the Board until the Meeting Date over 365.

Each equity award shall be issued under the Plan and subject to an award agreement (an “Award Agreement”). Subject to such director’s continued service with the Company, any such award shall vest in full at the next annual meeting of shareholders. Such vesting may be accelerated upon certain events as provided in an Award Agreement.

2.     EXPENSE REIMBURSEMENT - Each Non-Employee Director will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board related activities in accordance with the Company’s plans or policies as in effect from time to time1.

3.     AMENDMENT AND TERMINATION - This Policy may be amended or terminated by the Board at any time.

1 To the extent that any such reimbursements constitute compensation, (i) such amount shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred, (ii) such amount shall not affect the amount of compensatory expense reimbursements in any subsequent year, and (iii) the right to such reimbursement shall not be subject to liquidation or exchange for any other benefit.